Exhibit 99.1

Earnings Release of January 24, 2008

HENNESSY ADVISORS, INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.12 PER SHARE

Novato, CA – January 24, 2008 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.12 for the first quarter, which ended December 31, 2007. Earnings per share decreased approximately 37% versus the prior comparable period, which were $0.19. The decline in earnings is attributable to decreased mutual fund assets under management. Total mutual fund assets were $1.43 billion at December 31, 2007, compared to $2.03 billion at December 31, 2006.

“While quarterly earnings are down in direct correlation with the decline in mutual fund assets, the underlying financials of our company remain quite strong,” said Mr. Hennessy. “The financial markets continue to experience severe volatility and that, coupled with the onslaught of negative media headlines, has caused many investors to panic, which in turn has been difficult for our mutual funds and for Hennessy Advisors, Inc.,” he added. “Despite the decrease in quarterly earnings, we continue to build financial strength for our shareholders, as evidenced by a 4.8% increase in retained earnings and a 6.1% reduction in total debt during the quarter.”

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

First Quarter	Three Months Ended		$ Change	% Change
	Dec. 31, 2007	Dec. 31, 2006
Total Revenue	$3,341,003	$4,386,913	$(1,045,910)	-23.8%
Net Income	$695,624	$1,134,713	$(439,089)	-38.7%
Earnings per share (diluted)	$0.12	$0.19	$(0.07)	-36.8%
Weighted Average number of shares outstanding	5,963,076	5,935,566	27,510	0.5%

At Period Ending Date	Dec. 31, 2007	Dec. 31, 2006	$ Change	% Change
Mutual Fund Assets Under Management	$1,425,530,543	$2,032,735,914	$(607,205,371)	-29.9%

At Period Ending Date	Dec. 31, 2007	Sep. 30, 2007	$ Change	% Change
Total Debt, including current portion	$8,076,581	$8,599,210	$(522,629)	-6.1%
Retained Earnings	$15,112,350	$14,417,331	$695,019	4.8%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.